Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Sid L. Anderson
918-645-3701

ADERA MINES LTD, OWNER OF CHATSWORTH DATA CORPORATION,
ANNOUNCES COMPLETION OF PREVIOUSLY ANNOUNCED FINANCING

Chatsworth, California, September 5, 2006 - Chatsworth Data Corporation (“Chatsworth”), formerly a privately held manufacturer of optical mark readers and scanners and impact recording equipment based in Chatsworth, California, which was recently acquired by Adera Mines Ltd. (“Adera”), a formerly inactive company whose common stock trades on the Over-the-Counter Bulletin Board under the symbol “AAML.OB”, announced the completion of its pending financing.

Adera raised a total of $5,500,000, proceeds of which were used for the acquisition of Chatsworth and other financing costs; this total includes the proceeds of $4,350,000 which were previously announced. Terms of the private placement were the purchase of 22,000,000 shares of common stock of Adera at a price of $0.25 per share. In addition, for every two shares of common stock purchased, the investors received one warrant to purchase an additional share of Adera common stock at a purchase price of $0.30 per share.

J. Stewart Asbury III, Adera’s President and CEO, stated that “the new management team has begun to expand Chatsworth’s revenue base through intensified sales and marketing efforts. Further, our goal is to become the most responsive solutions provider in the optical mark reader and scanner industry.” The company also plans to expand its presence in the impact recording industry through its Impact-O-Graph manufacturing division.

About Chatsworth

Chatsworth was founded in 1972 to capitalize on the business of manufacturing optical mark readers and scanners. During the 34 years of its operations as a stand alone business, Chatsworth has been profitable and has established a reputation for manufacturing high quality optical mark readers and scanners at competitive prices. The company has developed long term relationships with a number of quality re-sellers including G-Tech Holdings Corp. (NYSE:GTK), Election Systems & Software, and Pearson, PLC (NYSE:PSO) among others.

Forward Looking Statements

This release and other materials released by the Company from time to time contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the materials the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company’s reports filed or to be filed with the Securities and Exchange Commission entitled “Risk Factors”) relating to the Company’s industry, the Company’s operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Company’s reports filed with the Securities and Exchange Commission.